Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-123027 on Form F-4 of our report dated March 29, 2004, relating to the financial statements of Global Preferred Holdings, Inc., appearing in the Annual Report on Form 10-K of Global Preferred Holdings, Inc. for the year ended December 31, 2004 and to the reference to us under the headings “GPH Selected Financial Data” and “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Atlanta, Georgia

April 4, 2005